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                                 EXHIBIT 21.1

                   ADAMS GOLF, INC., A DELAWARE CORPORATION

                                 SUBSIDIARIES

The Company conducts its operations through several direct and indirect wholly-owned subsidiaries, including (i) Adams Golf Holding Corp., which holds limited partnership interests of certain indirect subsidiaries of the Company; (ii) Adams Golf GP Corp., which holds capital stock or general partnership interests, as applicable, of certain indirect subsidiaries of the Company; (iii) Adams Golf Direct Response, Ltd., which operates direct-to-consumer sales and advertising activities; (iv) Adams Golf, Ltd., which operates the golf club design, assembly and retail sales business;
(v) Adams Golf IP, L.P., which holds the intellectual property rights of the Company, and (vi) Adams Golf Management Corp., which provides management and consulting services to certain of the Company's indirect subsidiaries. A complete list of the Company's subsidiaries at March 20, 2000 is as follows:

              Adams Golf, Ltd., a Texas limited partnership
              Adams Golf Direct Response, Ltd., a Texas limited partnership Adams Golf Holding Corp., a Delaware corporation
              Adams Golf GP Corp., a Delaware corporation
              Adams Golf Management Corp., a Delaware corporation
              Adams Golf RAC Corp., a Delaware corporation
              Adams Golf IP, L.P., a Delaware limited partnership
              Adams Golf Foreign Sales Corporation, a Barbados, W.I. corporation Adams Golf U.K., Ltd., a United Kingdom private limited company Adams Golf Japan, Inc., a Japan kabushiki kaisha